Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRG-Schultz Announces Third Quarter 2009 Financial Results
ATLANTA, November 2, 2009 — PRG-Schultz International, Inc. (Nasdaq: PRGX), the world’s largest recovery audit firm, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2009.
Third Quarter Results
Net earnings for the 2009 third quarter were $6.4 million, or $0.27 per basic and diluted share, compared to net earnings of $4.2 million, or $0.19 per basic share and $0.18 per diluted share for the same period in 2008. The third quarter 2009 net earnings included before tax charges of $1.5 million related to stock-based compensation, $0.7 million of foreign currency gains on intercompany balances and a $2.8 million bargain purchase gain on the previously reported acquisition of First Audit Partners LLP completed on July 16, 2009. The third quarter 2008 net earnings included before tax charges of $0.4 million for stock-based compensation and $1.8 million of foreign currency losses on intercompany balances.
Adjusted EBITDA for the 2009 third quarter was $7.4 million compared to $9.2 million of adjusted EBITDA for the same period in 2008. The 2009 third quarter adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the $1.5 million charge related to stock-based compensation, the $0.7 million of foreign currency gains on intercompany balances and the $2.8 bargain purchase gain on the acquisition of First Audit Partners LLP. The comparable adjusted EBITDA amount for the third quarter of 2008 excludes from EBITDA for such period the $0.4 million charge for stock-based compensation and the $1.8 million of foreign currency losses on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA).
Consolidated revenue for the third quarter of 2009 was $45.3 million, a decrease of $3.9 million, or 7.9%, compared to $49.2 million for the same period in 2008. On a constant dollar basis, adjusted for changes in foreign currency exchange rates, 2009 third quarter revenue declined 4.3% compared to the same period in 2008.
“We were pleased with our ability to perform relatively well during the third quarter despite the trying economic circumstances impacting the majority of our retail clients,” said Romil Bahl, president and chief executive officer.  “As we initiate execution of our recently announced growth strategy, we are excited about the possibilities for the future.”
Year to Date Results
Net earnings for the first nine months of 2009 were $13.3 million, or $0.59 per basic share and $0.57 per diluted share, compared to net earnings of $12.3 million, or $0.57 per basic share and $0.54 per diluted share for the same period in 2008. The first nine months of 2009 net earnings included before tax charges of $2.5 million related to stock-based compensation, $0.7 million related to a previously reported litigation settlement, $1.8 million of foreign currency gains on intercompany balances and the $2.8 million bargain purchase gain. The first nine months of 2008 net earnings included before tax charges of $5.0 million for stock-based compensation and $1.3 million of foreign currency losses on intercompany balances.
Adjusted EBITDA for the nine months ended September 30, 2009 was $20.2 million compared to $26.9 million of adjusted EBITDA for the same period in 2008. The 2009 nine-month adjusted EBITDA excludes the $2.5 million charge for stock-based compensation, the $0.7 million charge related to the litigation settlement, the $1.8 million of foreign currency gains on intercompany balances and the $2.8 million bargain purchase gain. The comparable adjusted EBITDA amount for the first nine months of 2008 excludes the $5.0 million stock-based compensation charge and the $1.3 million of foreign currency losses on intercompany balances.
Consolidated revenue in the first nine months of 2009 was $130.0 million, a decrease of $17.1 million, or 11.6%, compared to $147.1 million for the same period in 2008. On a constant dollar basis, adjusted for changes in foreign currency exchange rates, revenue in the first three quarters of 2009 declined 4.7% compared to the same period in 2008.
Liquidity
At September 30, 2009, the Company had cash and cash equivalents of $27.3 million and had no borrowings against its revolving credit facility. Total debt outstanding at quarter-end was $15.7 million, which included a $15.4 million outstanding balance on a variable rate term loan due 2011 and a $0.3 million capital lease obligation.
Third Quarter Earnings Call
As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern Time) to discuss the Company’s third quarter 2009 financial results. To access the conference call, listeners in the U.S. and Canada should dial 866-825-3308 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 617-213-8062. To be admitted to the call, listeners should use passcode 84149506. A replay of the call will be available approximately two hours after the conclusion of the live call, extending through December 3, 2009. To directly access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 57411485.
This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events” under “Investor Relations”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through December 3, 2009. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

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About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. is the world’s leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.
Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition, its outlook on the economic environment and its growth strategy and possibilities for the future. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable services, changes in the market for the Company’s services, the Company’s ability to retain existing personnel, potential legislative and regulatory changes applicable to the Medicare recovery audit contractor program, uncertainty in the credit markets, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 16, 2009. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRG-Schultz International, Inc.
Robert Lee
770-779-6464

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SCHEDULE 1
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues	$45,321	$49,182	$130,044	$147,093
Cost of revenues	28,482	31,169	82,701	94,362

Gross margin	16,839	18,013	47,343	52,731

Selling, general and administrative expenses	11,893	12,139	32,911	36,006

Operating income	4,946	5,874	14,432	16,725

Gain on bargain purchase	2,788	—	2,788	—

Interest expense, net	728	789	2,154	2,545

Earnings before income taxes	7,006	5,085	15,066	14,180

Income taxes	605	879	1,767	1,872

Net earnings	$6,401	$4,206	$13,299	$12,308

Basic earnings per common share	$0.27	$0.19	$0.59	$0.57

Diluted earnings per common share	$0.27	$0.18	$0.57	$0.54

Weighted average common shares outstanding:
Basic	23,404	21,919	22,735	21,726

Diluted	23,833	23,002	23,453	22,942

SCHEDULE 2
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,329	$26,688
Restricted cash	317	61
Receivables:
Contract receivables	31,751	33,711
Employee advances and miscellaneous receivables	544	285

Total receivables	32,295	33,996

Prepaid expenses and other current assets	2,743	2,264

Total current assets	62,684	63,009

Property and equipment, net	7,519	7,901
Goodwill	4,600	4,600
Intangible assets, net	24,866	18,968
Other assets	3,366	4,305

Total assets	$103,035	$98,783

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portions of debt obligations	$5,342	$5,314
Accounts payable and accrued expenses	11,170	16,275
Accrued payroll and related expenses	18,397	22,536
Refund liabilities and deferred revenue	8,593	8,372
Acquisition obligations	2,560	—

Total current liabilities	46,062	52,497

Debt obligations	10,320	14,331
Noncurrent compensation obligations	1,233	2,849
Other long-term liabilities	7,108	6,396

Total liabilities	64,723	76,073

Shareholders’ equity:
Common stock	232	218
Additional paid-in capital	561,770	559,359
Accumulated deficit	(526,689)	(539,988)
Accumulated other comprehensive income	2,999	3,121

Total shareholders’ equity	38,312	22,710

Total liabilities and shareholders’ equity	$103,035	$98,783

SCHEDULE 3
PRG-Schultz International, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Reconciliation of net earnings to EBITDA and to adjusted EBITDA:

Net earnings	$6,401	$4,206	$13,299	$12,308

Adjust for:
Income taxes	605	879	1,767	1,872
Interest	728	789	2,154	2,545
Depreciation and amortization	1,634	1,181	4,342	3,897

EBITDA	9,368	7,055	21,562	20,622

Foreign currency (gains) losses on intercompany balances	(678)	1,801	(1,752)	1,335
Litigation settlement	—	—	650	—
Stock-based compensation	1,496	377	2,500	4,961
Gain on bargain purchase	(2,788)	—	(2,788)	—

Adjusted EBITDA	$7,398	$9,233	$20,172	$26,918

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Cash flows from operating activities:

Net earnings	$6,401	$4,206	$13,299	$12,308
Adjustments to reconcile net earnings to net cash provided by operating activities:
Gain on bargain purchase	(2,788)	—	(2,788)	—
Depreciation and amortization	1,634	1,181	4,342	3,897
Amortization of debt discounts and deferred costs	197	198	591	588
Stock-based compensation expense	1,496	377	2,500	4,961
(Increase) decrease in receivables	(3,168)	(4,161)	2,903	4,514
(Decrease) increase in accounts payable, accrued payroll and other accrued expenses	(1,381)	6,759	(11,738)	(13,403)
Other, primarily changes in assets and liabilities	(611)	(3,069)	(1,869)	(4,935)

Net cash provided by operating activities	1,780	5,491	7,240	7,930

Cash flows used in investing activities
Business acquisition	(1,629)	—	(1,629)	—
Purchases of property and equipment, net of disposals	(656)	(1,109)	(2,065)	(2,211)

Net cash used in investing activities	(2,285)	(1,109)	(3,694)	(2,211)

Net cash used in financing activities	(1,354)	(1,321)	(4,253)	(25,015)

Effect of exchange rates on cash and cash equivalents	706	(425)	1,348	(280)

Net increase (decrease) in cash and cash equivalents	(1,153)	2,636	641	(19,576)

Cash and cash equivalents at beginning of period	28,482	20,152	26,688	42,364

Cash and cash equivalents at end of period	$27,329	$22,788	$27,329	$22,788